SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          FORM 8-K



                      CURRENT REPORT
           Pursuant to section 13 of 15(d) of the Securities
                    Exchange Act of 1934


          Date of Report (Date of earliest event reported):
                       May 13, 1999



                   Network Six, Inc.
   (Exact name of registrant as specified in its charter)

               Commission File No. 0-21038

    Rhode Island                         05-036-6090
(State or other jurisdiction of       (I.R.S. Employer
                                      Identification No.)
  incorporation or organization)


         475 Kilvert Street, Warwick, Rhode Island  02886
  (Address of principal executive offices, including zip code)

                      (401) 732-9000
      (Registrant's telephone number, including area code)

Item 5. Other Events

           The May 13, 1999 Press Release of the Registrant attached hereto as EXHIBIT 99 is incorporated herein by reference.

Item 7 (c)    Exhibits

99   Press Release, dated May 13,1999, of Network Six, Inc.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               Network Six, Inc.
                            -----------------------
                               (Registrant)

Date:  May 13, 1999         By: /s/ Dorothy M. Cipolla
                                        Dorothy M. Cipolla
                                      Chief Financial Officer
Network Six, Inc.
Current Report on Form 8-K
Dated May 13, 1999

Exhibit Index

Exhibit
   No.                                        Exhibits

99 Press Release dated May 13, 1999
                                             EXHIBIT 99

NETWORK SIX SETTLES HAWAII LITIGATION






Kenneth C. Kirsch, President and CEO
Or
Dorothy M. Cipolla, CFO and Treasurer
May 13, 1999


Warwick, RI: Network Six, Inc. announced today that it has signed an agreement with the State of Hawaii ("the State") to settle its long-standing litigation related to the implementation of an automated child support enforcement system. Network Six also announced that it has signed an agreement with Complete Business Solutions, Inc. ("CBSI") to settle its litigation related to the same project. Both agreements are subject to judicial approval, which the parties expect, and both have been approved by Network Six's Board of Directors.

In 1993, Network Six signed a $20 million contract with the State to install an automated child support enforcement system. In November 1996, the State filed a lawsuit against Network Six for unspecified damages alleging breach of contract. In January 1997, Network Six filed a counterclaim against the State asserting that the State had breached the contract by demanding that Network Six build a system beyond the scope of the contract. Network Six filed third party complaints against CBSI, a subcontractor to Network Six on the project, and MAXIMUS, Inc., the contract monitor on the project, alleging several contract and tort claims against these third parties in connection with the project.

The terms of the agreement between Network Six and the State require Network Six to pay the State $1 million over four years. The agreement between Network Six and CBSI covers the Hawaii litigation and related litigation pending in Rhode Island and requires CBSI to pay Network Six $300,000 immediately. Network Six's agreements with both the State and CBSI contain provisions whereby no party admits any liability.

To facilitate this settlement, Lockheed Martin IMS Corporation ("Lockheed"), also a subcontractor to Network Six on the project, agreed to modify certain aspects of a promissory note issued to it by Network Six in 1997. Lockheed agreed to extend the note's maturity several years, to reschedule favorably certain principal payments and to reduce the interest rate on the remaining principal (about $742,000).

Prior to the settlement, Network Six had assets related to the Hawaii project of $3.46 million and liabilities of $856,000. After tax considerations are taken into effect, the settlement will result in a reduction of net assets of $1.87 million. Network Six's after tax earnings, therefore, will be reduced by a one-time charge of $1.87 million, or $2.42 per basic and diluted share. Network Six expects to reflect this in its second quarter financial statements.

Kenneth C. Kirsch, President and CEO commented, "We are very pleased to settle our differences with the State of Hawaii and with CBSI. Moreover, we appreciate Lockheed's agreeing to more flexible terms and amending our note. We have not released MAXIMUS from the litigation and intend to continue to pursue our significant claims against them."

Kirsch further stated, "Although our position on the merits of the case is unchanged, it became evident that, with a trial unlikely to take place before the middle of next year, at the earliest, settling the case at this juncture made a lot of sense. By putting the case behind us, we have not only been relieved of significant attorney's fees and the inherent risks involved in litigation, we believe that we can now turn our undivided attention to implementing our growth strategy. We are hopeful that this settlement will unlock shareholder value which, we believe, has suffered since Network Six's dispute with the State was announced despite our continued growth in earnings over the last two years."

***************************************************************

Network Six is a full service systems integrator, providing information technology solutions that enable its customers to become more effective and efficient. Network Six's services include strategic planning, management consulting, network design, network and application implementation, training, outsourcing, maintenance and support. Network Six's stock is traded on the NASDAQ SmallCap Market under the symbol NWSS. Its website is http://www.networksix.com.

The words "believe", "expect", "intend", "anticipate" and "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. This report contains forward-looking statements reflecting the Company's expectations or beliefs concerning future events that could materially affect Company performance in the future. All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. Please refer to the Company's 10Q for March 31, 1999 or the 10K for December 31, 1998 for more discussion and information.